UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2006

McKENZIE BAY INTERNATIONAL, LTD.
(Exact name of registrant as specified in its charter)

                       Delaware                   000-49690                           51-0386871

(State or other jurisdiction Incorporated)  (Commission File No.)    (I.R.S Employer Identification No.)

2000 Austin Street, Midland, MI.

48642

(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:

(989) 496-3456

975 Spaulding Ave., Ada, Michigan 49301

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 29, 2006, Gregory Bakeman and Donald Harms notified on us that they consider their respective employment agreements with us to have been constructively terminated by us. Their contracts provide that upon such termination, each of them shall be entitled to receive their respective base annual salary for a period of three years and all other rights and benefits they may have under our senior executive benefit, bonus and/or stock option plans and programs which shall be determined in accordance with the terms and conditions of such plans and programs. Mr. Bakeman’s and Mr. Harms’ base annual salaries were $200,000 and $175,000, respectively and on September 29, 2006 we were $191,000 and $141,000 in arrears in the payment of their respective salaries.

We have abandoned our lease on our former principal executive offices in Ada, Michigan. Ultimately, we will owe the landlord the rental for the remainder of the lease term.  The landlord, however, has a legal duty to mitigate its damages by attempting to rent the premises to others. Accordingly, the exact amount of our liability cannot be determined at this time.

Item 8.01 Other Events

We have relocated our  principal executive office to 2000 Austin Street, Midland, MI 48642.

Concurrently, with the notice of constructive termination by Messers Bakeman and Harms, they resigned as officers and directors of us and our affiliates. Our Board of Directors has appointed John Popp and John Sawarin as our interim Chief Executive Officer and Chief Financial Officer, respectively. The Board of Directors did not determine the amount of compensation they will be entitled to receive.

Jonathan C. Hintz has become the Chief Executive Officer of WindStor Power Co.

As we previously reported, we have virtually no cash or other liquid assets. Unless we can obtain substantial capital, we will not be able to engage in any business activities, including, but not limited to, the completion of the project for the Ishpeming, Michigan HUD sponsored senior citizen apartment building “Pioneer Bluff.” We have received no commitments from others for any capital and there can be no assurance that we will be able to obtain any capital on terms not unfavorable to us, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MCKENZIE BAY INTERNATIONAL, LTD.

Date: October 3, 2006

By: /s/ John W. Sawarin

---------------------------

John W. Sawarin

Chief Financial Officer

3